                                                                      EXHIBIT 11

                        CONCURRENT COMPUTER CORPORATION

            PRIMARY AND FULLY DILUTED EARNINGS PER SHARE COMPUTATION (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEARS ENDED JUNE 30,
                                                         --------------------------------------
                                                           1996           1995           1994
                                                         --------       --------       --------
Income (loss) before extraordinary loss and cumulative
  effect of change in accounting principles............  $(39,712)      $ (2,006)      $(11,631)
Extraordinary loss on early extinguishment of debt.....        --                       (23,193)
Cumulative effect of change in accounting principles...        --                        (5,000)
                                                         --------       --------       --------
Net income (loss)......................................  $(39,712)      $ (2,006)      $(39,824)
                                                         ========       ========       ========
Weighted average number of common shares...............    30,568         30,095         28,054
Increase in weighted average number of common shares
  upon assumed conversion of preferred stock...........        --             --             --
Increase in weighted average number of common shares
  upon assumed exercise of stock options...............        --             --             --
                                                         --------       --------       --------
          Total........................................    30,568         30,095         28,054
                                                         ========       ========       ========
Income (loss) per share:
  Income (loss) before extraordinary loss and
     cumulative effect of change in accounting
     principles........................................  $  (1.30)      $  (0.07)      $  (0.41)
  Extraordinary loss on early extinguishment of debt...        --             --          (0.83)
  Cumulative effect of change in accounting
     principles........................................        --             --          (0.18)
                                                         --------       --------       --------
Net income (loss)......................................  $  (1.30)      $  (0.07)      $   1.42
                                                         ========       ========       ========

                                       52